SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 17, 2000
Date of Report (Date of earliest event reported):

SOFTWARE.COM, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26379 (Commission File Number)	77-0392373 (IRS Employer Identification Number)

525 ANACAPA STREET
SANTA BARBARA, CALIFORNIA 93101
(Address and zip code of principal executive offices)

(805) 882-2470
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

________________________________________________________________________

ITEM 5.   OTHER EVENTS.

This Current Report on Form 8-K is being filed to file the supplemental consolidated financial statements, which give retroactive effect to the merger of Software.com, Inc. and AtMobile.com, Inc. on April 11, 2000. These financial statements are required to be filed in connection with a Registration Statement on Form S-3 that Software.com, Inc. is filing with the Securities and Exchange Commission to register shares issued to various selling stockholders.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Software.com, Inc. Supplemental Financial Statements.
Supplemental Consolidated Balance Sheets as of December 31, 1998 and 1999 and March 31, 2000 (unaudited).
Supplemental Consolidated Statements of Operations for the years ended December 31, 1997, 1998 and 1999 and for the three months ended March 31, 1999 (unaudited) and 2000 (unaudited).
Supplemental Consolidated Statements of Shareholders' Equity (Deficit) for the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 2000 (unaudited).
Supplemental Consolidated Statements of Cash Flows for the years ended December 31, 1997, 1998, 1999 and for the three months ended March 31, 1999 (unaudited) and 2000 (unaudited).
Notes to Supplemental Consolidated Financial Statements.
Report of Independent Auditors.
(b)	Supplemental Selected Consolidated Financial Data.
(c)	Management's Discussion and Analysis of Financial Condition and Results of Operations.
(d)	Valuation and Qualifying Accounts.
(e)	Exhibits
	23.1	Consent of Ernst & Young LLP, Independent Auditors.
	27.1	Financial Data Schedule.

________________________________________________________________________

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 17, 2000	SOFTWARE.COM, INC.

/S/ AMY E. STAAS __________________________________ Amy E. Staas Vice President, Finance and Acting Chief Financial Officer

____________________________________________________________________________

Software.com, Inc.

Supplemental Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31		March 31
	1998 _____________	1999 _____________	2000 _____________
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 6,262	$47,175	$60,211
Marketable securities	496	25,748	30,276
Accounts receivable, less allowance of $481, $1,024 and $1,159 for December 31, 1998, 1999 and March 31, 2000	9,382	23,054	29,050
Prepaid expenses and other current assets	550 _________	1,974 __________	1,701 __________
Total current assets	16,690	97,951	121,238

Property and equipment, net	4,713	5,302	8,277
Goodwill and intangibles, net	-	8,048	7,625
Deposits and other assets	345 __________	591 __________	743 __________
	$21,748	$111,892	$137,883

	December 31		March 31
	1998 _____________	1999 _____________	2000 ____________
			(Unaudited)
Liabilities and shareholders' equity (deficit)
Current liabilities:
Accounts payable	$1,421	$3,423	$5,186
Accrued payroll and related liabilities	1,600	3,707	4,604
Other accrued liabilities	1,980	2,171	2,359
Deferred revenue	3,806	10,488	15,366
Note payable to bank	7,545	-	-
Current portion of capital lease obligations	401	433	420
Current portion of long-term debt	937 ________	750 ________	750 ________
Total current liabilities	17,690	20,972	28,685

Capital lease obligations, less current portion	642	256	163
Long-term debt	3,115	5,500	813

Commitment and contingencies

Software.Com redeemable convertible preferred stock - Series A, no par value, 1,587,000, 0 and 0 shares authorized, issued and outstanding in 1998, 1999 and March 31, 2000, respectively	5,972	-	-
Software.Com redeemable convertible preferred stock - Series B, no par value, 1,789,000, 0 and 0 shares authorized, issued and outstanding in 1999, 1998 and March 31, 2000, respectively	7,398	-	-
Shareholders' equity (deficit):
AtMobile convertible preferred stock - Series A, B, C & D, $.017 par value, 3,218,000 shares authorized, 734,000, 2,050,000 and 2,753,000 shares issued and outstanding in December 1998, 1999 and March 31, 2000, respectively.	5,170	12,969	30,499
Software.com convertible preferred stock - Series C, no par value, 1,330,000, 0 and 0 shares authorized, issued and outstanding in 1998, 1999 and March 31, 2000, respectively	6,848	-	-
Common stock, no par value, authorized - 150,000,000 shares in 1999 and 50,000,000 in 1998, issued and outstanding - 29,070,000 42,611,000, and 44,464,000 shares at December 31, 1998, 1999 and March 31, 2000, respectively	6,418	120,053	128,322
Deferred compensation	(1,447)	(1,673)	(1,520)
Accumulated other comprehensive loss	-	(6)	(32)
Accumulated deficit	(30,058) ________	(46,179) ________	(49,047) ________
Total shareholders' equity (deficit)	(13,069) ________	85,164 ________	108,222 ________
Total liabilities and shareholders' equity (deficit)	$21,748	$111,892	$137,883

See accompanying notes.

____________________________________________________________________________

Software.com, Inc.

Supplemental Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year ended December 31		Three months ended March 31
	1997 ___________	1998 ___________	1999 ___________	1999 ___________	2000 ___________
				(Unaudited)	(Unaudited)
Revenues:
Software licenses	$7,859	$17,462	$26,847	$5,058	$13,437
Services	2,963 ________	9,271 ________	20,094 ________	3,284 ________	6,681 ________
Total revenues	10,822	26,733	46,941	8,342	20,118

Cost of revenues:
Software licenses	689	1,568	2,677	376	721
Services	2,736 ________	9,021 ________	13,681 ________	2,516 ________	4,773 ________
Total cost of revenues	3,425 ________	10,589 ________	16,358 ________	2,892 ________	5,494 ________
Gross profit	7,397	16,144	30,583	5,450	14,624

Operating expenses:
Sales and marketing	8,767	12,337	19,686	3,838	7,367
Research and development	6,710	12,093	15,910	3,333	5,771
General and administrative	3,505	5,891	8,055	1,649	2,962
General and administrative - noncash	-	-	125	-	2,064
Amortization of goodwill and purchased intangible assets	-	-	329	-	423
Purchased in-process research and development	-	-	3,210	-	-
Legal matter	1,000 ________	(400) ________	(200) ________	- ________	- ________
Total operating expenses	19,982 ________	29,921 ________	47,115 ________	8,820 ________	18,587 ________
Loss from operations	(12,585)	(13,777)	(16,532)	(3,370)	(3,963)

Other income (expense):
Interest income	335	363	2,073	61	1,167
Interest expense	(63)	(815)	(956)	(305)	(92)
Other	- ________	(84) ________	(91) ________	(12) ________	54 ________
Total other income (expense)	272 ________	(536) ________	1,026 ________	(256) ________	1,129 ________
Loss before income taxes	(12,313)	(14,313)	(15,506)	(3,626)	(2,834)
Provision for income taxes	1 ________	446 ________	212 ________	68 ________	34 ________
Net loss	$(12,314)	$(14,759)	$(15,718)	$(3,694)	$(2,868)
Accretion on redeemable convertible preferred stock	$(730)	$(825)	$(403)	$(210)	$-
Net loss applicable to common shareholders	$(13,044)	$(15,584)	$(16,121)	$(3,904)	$(2,868)
Basic and diluted net loss per share	$(0.46)	$(0.54)	$(0.45)	$(0.13)	$(0.07)
Weighted average shares of common stock outstanding used in computing basic and diluted net loss per share	28,119	28,671	35,754	29,186	43,747

See accompanying notes.

______________________________________________________________________________

Software.com, Inc.

Supplemental Consolidated Statements of Shareholders' Equity (Deficit)
(In thousands)

	Preferred Stock Shares Amount		Common Stock Shares Amount		Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Loss	Total

Balance at December 31, 1996	-	$-	26,381	$3,406	$(1,430)	$-	$-	$1,976
Net loss	-	-	-	-	(12,314)	-	-	(12,314)
Issuance of common stock	-	-	1,815	45	-	-	-	45
Issuance of AtMobile Series A preferred	734	5,145	-	-	-	-	-	5,145
Accretion of mandatory redemption value of preferred stock	-	-	-	-	(730)	-	-	(730)
Stock option exercises	- ________	- ________	273 ________	288 ________	- ________	- ________	- ________	288 ________
Balance at December 31, 1997	734	5,145	28,469	3,739	(14,474)	-	-	(5,590)
Net loss	-	-	-	-	(14,759)	-	-	(14,759)
Issuance of AtMobile common stock	-	-	1	1	-	-	-	1
Issuance of Software.com Series C preferred	1,330	6,848	-	-	-	-	-	6,848
Repricing of warrants	-	-	-	294	-	-	-	294
Capital contribution	-	-	-	36	-	-	-	36
Accretion of mandatory redemption value of preferred stock	-	-	-	-	(825)	-	-	(825)
Stock option exercises	-	-	618	760	-	-	-	760
Issue of warrants	-	-	-	94	-	-	-	94
Issuance of AtMobile Series B preferred warrants	-	25	-	-	-	-	-	25
Deferred compensation related to stock options	-	-	-	1,495	-	(1,495)	-	-
Amortization of deferred compensation in connection with stock options	-	-	-	-	-	48	-	48
Repurchase of common stock	- ________	- ________	(18) ________	(1) ________	- ________	- ________	- ________	(1) ________
Balance at December 31, 1998	2,064	12,018	29,070	6,418	(30,058)	(1,447)	-	(13,069)

	Preferred Stock Shares Amount		Common Stock Shares Amount		Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Loss	Total
Comprehensive loss:
Net loss	-	$-	-	$-	$(15,718)	$-	$-	$(15,718)
Other comprehensive loss, net of tax:
Unrealized loss on securities	- ________	- ________	- ________	- ________	- ________	- ________	(6) ________	(6) ________
Comprehensive loss	-	-	-	-	(15,718)	-	(6)	(15,724)
Issuance of Software.com Series D preferred stock	1,626	10,000	-	-	-	-	-	10,000
Issuance of AtMobile Series B preferred stock	579	4,060	-	-	-	-	-	4,060
Issuance of AtMobile Series C preferred stock	737	3,645	-	-	-	-	-	3,645
Capital contribution	-	-	-	12	-	-	-	12
Accretion of mandatory redemption value of preferred stock	-	-	-	-	(403)	-	-	(403)
Stock option exercises	-	-	1,204	3,306	-	-	-	3,306
Issuance of common stock in connection with employee stock purchase plan	-	-	76	968	-	-	-	968
Deferred compensation related to stock options	-	-	-	770	-	(770)	-	-
Amortization of deferred compensation in connection with stock options	-	-	-	-	-	544	-	544
Compensation expense nonemployee	-	-	-	4	-	-	-	4
Conversion into common stock of Software.com redeemable convertible preferred Series A and B	-	-	3,376	13,840	-	-	-	13,840
Conversion into common stock of Software.com convertible preferred Series C and D	(2,956)	(16,848)	2,956	16,848	-	-	-	-

	Preferred Stock Shares Amount	Common Stock Shares Amount		Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Loss	Total
Issuance of common stock in initial public offering, net of offering costs of $1,983	-	$-	5,000	$67,767	$-	$-	$-	$67,767
Issuance of common stock in connection with Telarc, Inc. acquisition	-	-	212	10,000	-	-	-	10,000
Issuance of common stock warrants in exchange for services	-	-	-	121	-	-	-	121
Issuance of preferred stock warrants in connection with bank term note agreement	-	94	-	-	-	-	-	94
Exercise of warrants	-	-	753	-	-	-	-	-
Repurchase of common stock	- ________	- ________	(36) ________	(1) ________	- ________	- ________	- ________	(1) ________
Balance at December 31, 1999	2,050	12,969	42,611	120,053	(46,179)	(1,673)	(6)	85,164
Net loss*
Other comprehensive loss, net of tax	-	-	-	-	(2,868)	-	-	(2,868)
Unrealized loss on securities*	- ________	- ________	- ________	- ________	- ________	- ________	(26) ________	(26) ________
Comprehensive loss	-	-	-	-	(2,868)	-	(26)	(2,894)
Issuance of AtMobile Series D preferred stock*	703	17,530	-	-	-	-	-	17,530
Issuance of common stock in exchange for services*	-	-	2	226	-	-	-	226
Stock option exercises*	-	-	1,851	6,205	-	-	-	6,205
Nonemployee equity-based compensation*	-	-	-	1,838	-	-	-	1,838
Amortization of deferred compensation in connection with stock options*	- ________	- ________	- ________	- ________	- ________	153 ________	- ________	153 ________
Balance at March 31, 2000*	2,753	$30,499	44,464	$128,322	$(49,047)	$(1,520)	$(32)	$108,222

*(Unaudited)
See accompanying notes.

________________________________________________________________________________

Software.com, Inc.

Supplemental Consolidated Statements of Cash Flows
(In thousands)

	Year ended December 31		Three months ended March 31
	1997 ___________	1998 ___________	1999 ___________	1999 ___________	2000 __________
				(Unaudited)	(Unaudited)
Operating activities
Net loss	$(12,314)	$(14,759)	$(15,718)	$(3,694)	$(2,868)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,227	2,103	2,876	625	1,197
Noncash stock-based expense	-	6	154	-	2,074
Accrued interest on convertible notes	-	-	-	-	26
Loss on disposal of assets	-	-	10	-	-
Deferred compensation	-	48	544	104	152
Write-off of in-process R&D	-	-	3,210	-	-
Provision for doubtful accounts	123	554	790	308	250
Changes in operating assets and liabilities:
Accounts receivable	(1,380)	(7,259)	(14,469)	964	(6,248)
Prepaid expenses and other current assets	(44)	60	(1,409)	3	272
Deferred income taxes	258	-	-	-	-
Accounts payable	297	995	2,092	394	2,367
Deferred maintenance revenue	-	58	(51)	(58)	-
Accrued payroll and related liabilities	291	759	2,107	(100)	638
Other accrued liabilities	1,249	506	175	(576)	(149)
Deferred revenue	3,452	182	6,740	(419)	4,874
Other	- ________	23 ________	- ________	- ________	- ________
Net cash provided by (used in) operating activities	(6,841)	(16,724)	(12,949)	(2,449)	2,585

Investing activities
Acquisition of property and equipment	(2,985)	(1,590)	(3,144)	(328)	(3,748)
Acquisition of Telarc, Inc.	-	-	(1,601)	-	-
Purchase of marketable securities	(892)	(504)	(30,752)	-	(72,013)
Maturities of marketable securities	-	900	5,500	496	67,459
Increase (decrease) in other assets	(204) ________	54 ________	(190) ________	(158) ________	(164) ________
Net cash provided by (used in) investing activities	(4,081)	(1,140)	(30,187)	10	(8,466)

	Year ended December 31			Three months ended March 31
	1997 ___________	1998 ___________	1999 ___________	1999 ___________	2000 ___________
				(Unaudited)	(Unaudited)
Financing activities
Proceeds from line of credit	$-	$150	$-	$-	$-
Proceeds from long-term debt	1,363	3,359	7,613	1,565	500
Repayments of long-term debt	(20)	(467)	(1,330)	(120)	(292)
Proceeds (repayments) of note payable to bank, net	4,388	3,007	(7,635)	279	-
Proceeds from issuance of preferred stock, net	4,735	-	3,279	-	12,504
Proceeds from issuance of common stock, net	35	36	69,762	14	-
Costs related to issuance of common stock	-	-	(1,914)	-	-
Issuance of convertible preferred stock	7,398	6,848	10,000	-	-
Issuance of common stock related to ESPP	-	-	968	-	-
Exercise of stock options	288 ________	760 ________	3,306 ________	416 ________	6,205 ________
Net cash provided by financing activities	18,187 ________	13,693 ________	84,049 ________	2,154 ________	18,917 ________

Net increase (decrease) in cash and cash equivalents	7,265	(4,171)	40,913	(285)	13,036
Cash and cash equivalents at beginning of period	3,168 ________	10,433 ________	6,262 ________	6,262 ________	47,175 ________
Cash and cash equivalents at end of period	$10,433	$6,262	$47,175	$5,977	$60,211

Supplemental cash flow information
Interest and income taxes paid during the year:
Income taxes paid	$1	$383	$87	$124	$113
Interest paid	$61	$775	$839	$62	$122
Noncash transactions:
Conversion of notes payable and accrued interest into preferred stock	$410	$-	$4,426	$-	$5,026
Property and equipment acquired pursuant to capital leases	$-	$1,269	$-	$-	$-
Warrants issued in connection with borrowing agreements	$-	$25	$96	$-	$-
Warrant issued for placement fee in services with Series D preferred stock financing	$-	$-	$-	$-	$46

See accompanying notes.

_____________________________________________________________________________

Software.com, Inc.

Notes to Supplemental Consolidated Financial Statements
(Information at March 31, 2000 and for the three months ended
March 31, 2000 and 1999 is unaudited)

1.   Summary of Significant Accounting Policies

Organization and Business

Software.com (the Company) develops, markets, sells, and supports a variety of Internet infrastructure applications to service providers worldwide, including telecommunications companies, Internet Service Providers, application service providers, cable-based Internet access providers, wireless telephony carriers, Internet portals, competitive local exchange carriers, and Internet service wholesalers. Service providers use these products to provide advanced messaging offerings, such as Internet mail services, to their consumer and business customers.

Principles of Consolidation and Basis of Presentation

The supplemental consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated.

As further described in Note 11, the Company acquired AtMobile.com, Inc. (AtMobile) on April 11, 2000. The acquisition was accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of the Company and AtMobile for all dates and periods presented. The supplemental consolidated financial statements will become the historical financial statements for the period that includes the date of the merger.

Supplemental Interim Financial Statements

The accompanying supplemental balance sheet as of March 31, 2000, and the supplemental statements of operations and cash flows for the three months ended March 31, 1999 and 2000, and the supplemental statement of shareholders' equity for the three months ended March 31, 2000, are unaudited. Certain information and footnote disclosures normally included in the financial statements have been condensed or omitted. In the opinion of management, the unaudited supplemental financial statements have been prepared on the same basis as the audited supplemental financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position, results of operations, and cash flows for the interim periods. The supplemental results of operation for the three months ended March 31, 2000, are not necessarily indicative of operating results to be expected for the full fiscal year.

Cash and Cash Equivalents

The Company considers cash equivalents to be only those investments, which are highly liquid, readily convertible to cash and which mature within three months from date of purchase. Cash and cash equivalents include commercial paper, money market accounts, debt securities and auction rate securities at December 31, 1999 and 1998.

Marketable Securities

Marketable securities consist of investments in commercial paper, government securities, corporate notes and certificates of deposit that have maturities greater than three months but less than one year from date of purchase.

The Company considers its investment portfolio available-for-sale as defined in Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," issued by the Financial Accounting Standards Board (FASB). Accordingly, these investments are recorded at fair value. Unrealized losses for the year ended December 31, 1999, were $6,000 and have been recorded as comprehensive income (loss). There were no material unrealized gains or losses nor any material differences between the estimated fair values and costs of securities at December 31, 1997 and 1998. There were no material realized gains and losses for the years ended December 31, 1997, 1998 and 1999. The cost of securities sold is based on the specific identification method.

The fair value of available-for-sale marketable securities by type of security are as follows (in thousands):

	December 31
	1998 __________	1999 __________

Type of security:
Commercial paper	$496	$15,842
U.S. Treasury securities and obligations of U.S. government agencies	-	5,927
Corporate notes	-	2,979
Other interest-bearing securities	- ________	1,000 ________
	$496	$25,748

Concentration of Credit Risk, Other Risks and Significant Customers

The Company's business is extremely competitive and is characterized by rapid technology change, new product development and product obsolescence, and evolving industry standards.

The Company grants credit terms in the normal course of business to its customers. The Company does not require collateral; however, it does perform periodic credit evaluations and analysis of the amounts due from its customers. Credit losses have been within management's expectations and potential uncollectible accounts have been provided for in the financial statements.

There were no customers that accounted for greater than 10% of total revenues for the year ended December 31, 1999. Revenues from the Company's two largest customers in each of the years ended December 31, 1997 and 1998, accounted for and 17% and 11% and 12% and 9% of total revenues, respectively. At December 31, 1998 and 1999, accounts receivable from one and two customers, respectively, was 25% and 16% of total accounts receivable.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred. Expenditures for additions and major improvements are capitalized.

Depreciation and amortization are computed on a straight-line basis over the following estimated useful lives:

Computer equipment and software	3 to 5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of estimated useful life or life of lease

Goodwill and Intangible Assets

Goodwill recognized in business combinations accounted for as a purchase is being amortized on a straight-line basis over five years. Goodwill amortization expense was $100,000 for the year ended December 31, 1999.

Intangible assets resulting from business combinations consists of core/alternative use technology, a covenant not to compete and assembled workforce, and are being amortized on a straight-line basis over three to five years. Patent and trademark costs are amortized using the straight-line method over periods ranging from 5 to 15 years. Intangible asset amortization expense was $1,000, $2,000 and $231,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

Long-Lived Assets

The Company assesses on an ongoing basis the recoverability of long-lived assets, including goodwill and other intangible assets, based on estimates of future undiscounted cash flows for the applicable business compared to net book value. If the future undiscounted cash flows estimate were less than net book value, net book value would then be reduced to fair value based on an estimate of discounted cash flows. The Company also evaluates the amortization periods of all assets to determine whether events or circumstances warrant revised estimates of useful lives.

Income Taxes

Income taxes are accounted for using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," issued by the FASB (see Note 6). Under this method, deferred tax liabilities and assets are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance is recorded on the Company's deferred tax assets until such time that it is more likely than not that the deferred tax assets will be realized.

Accounting for Stock Based Compensation

Employee stock options are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant.

The Company generally awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. The Company has adopted the disclosure-only provisions of FASB's Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (FAS 123).

The Company accounts for stock issued to nonemployees in accordance with the provisions of SFAS No. 123 and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are Issued to other than Employees for Acquiring, or in Conjunction with Selling Goods or Services."

Other Comprehensive Income (Loss)

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (FAS 130). Under FAS 130, the Company is required to report unrealized gains (losses) on its marketable securities and any other foreign currency translation adjustments within other comprehensive income (loss). In 1999, other comprehensive loss consists of unrealized gains (losses) on marketable securities.

Revenue Recognition

In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 (SOP 97-2), which was amended by SOP 98-4 and SOP 98-9, "Software Revenue Recognition." These statements provide guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. This guidance is effective for the Company's transactions entered into subsequent to January 1, 1998. The application of certain provisions was deferred until fiscal years beginning on or after March 15, 1999. Final adoption of these provisions is not expected to have a material impact on the Company's financial condition or results of operation.

Revenue from Software Licenses. The Company recognizes revenue from sales of software upon delivery of a license key to the customer, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. If the license agreement has a multi-year term, as is typical with an InterMail Mix contract, or the license fees are calculated based on variable measures, such as the number of mailboxes in use, the Company recognizes revenue as the customer activates mailboxes on their system. When the Company enters into a contract where a customer may activate up to a specified number of mailboxes and support and maintenance fees are based on that specified number, the Company recognizes revenue evenly and ratably as payments become due over the term of the arrangement. When the Company enters into license agreements under which revenues are based on a percentage of our customer's revenues, the Company recognizes revenue as earned and reported by the customer. To date, revenues and expenses related to these revenue-sharing arrangements have not been significant. Revenues from sales to significant resellers are not recognized until the end user has been identified and the license key is issued.

Revenue from Services. Support and maintenance contracts generally call for the Company to provide technical support and software updates and upgrades to customers. Support and maintenance revenue is recognized ratably over the support or maintenance period.

The Company recognizes revenue, contract costs, and profit on management and consulting contracts in accordance with Statement of Position No. 81-1 (SOP No. 81-1), "Accounting for Performance of Construction-Type and Certain Production-Type Contracts." Consulting services revenues are primarily related to deployment services performed on a time-and-materials basis under separate service arrangements. Revenue, contact costs, and profit on contracts on fixed-fee contracts are recognized on the percentage-of-completion method (determined based on the cost-to-cost method). Revenue, contract costs, and profits on time-and-material contracts are recorded based upon direct labor hours at fixed hourly rates and cost of materials as incurred. When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded. Revisions to contract estimates are recorded as the estimating factors are refined. The effect of these revisions is included in income in the period the revisions are made.

When software and services are billed prior to the time the related revenue is recognized under the foregoing policy, deferred revenue is recorded. There were no unbilled accounts receivable at December 31, 1998 and 1999.

Research and Development

Pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," development costs related to software products are expensed as incurred until the "technological feasibility" of the product has been established. Because of the relatively short time period between "technological feasibility" and product release, and the insignificant amount of costs incurred during such period, no software development costs have been capitalized.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expense totaled $553,000, $499,000 and $732,000 for 1997, 1998 and 1999, respectively.

Net Loss Per Share

Basic and diluted net loss per common share are presented in conformity with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128), for all periods presented. In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period.

For the year ended December 31, 1999, options to purchase 239,400 shares with exercise prices greater than the average market prices of common stock were outstanding.

In accordance with FAS 128, basic and diluted net loss per share has been computed using the weighted-average number of shares of common stock outstanding during the period. The Company has excluded all redeemable convertible preferred stock, convertible preferred stock, warrants and outstanding stock options from the calculation of diluted loss per share because all such securities are antidilutive for all periods presented.

Segment Information

In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (FAS 131). This statement establishes standards for the way companies report information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers, presented in Notes 1 and 9. Based on the provisions of FAS 131 and the manner in which management analyzes its business, the Company has determined that it does not have separately reportable operating segments.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for cash and cash equivalents, marketable securities, accounts receivable and accounts payable approximate their fair values due to the short-term nature of these financial instruments. The carrying values of the note payable to bank and the long-term debt outstanding as of December 31, 1998, approximate their fair values. The fair values of these instruments were estimated based on current interest rates available to the Company for debt instruments with similar terms, degrees of risk and remaining maturities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ materially from those estimates.

Reclassifications

Certain prior year amounts were reclassified to conform with current year financial statement presentation.

2.   Acquisitions

In April 1999, the Company completed its acquisition of Mobility.Net, Inc. (Mobility.Net), which offers products for Web messaging using a Java-based technology platform that complement the Company's product offerings. The Company issued 1,579,000 shares of its common stock in exchange for all of the outstanding shares of Mobility.Net. The acquisition was accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of the Company and Mobility.Net for all dates and periods presented.

In October 1999, the Company completed its acquisition of Telarc, Inc. (Telarc), which currently provides carrier-scale Short Messaging Service (SMS) technologies that complement the Company's product offerings. In exchange for all of the issued and outstanding stock of Telarc, the Company issued 212,000 shares of the Company's common stock with a value of $10.0 million and $1.5 million in cash. The acquisition of Telarc was accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition. Telarc's operating results have been included in the Company's consolidated financial statements results from the acquisition date of October 20, 1999. The purchase price plus costs directly attributable to the completion of the acquisition of approximately $101,000 have been allocated to the assets and liabilities acquired based on their approximate fair value as determined through an independent appraisal using proven valuation procedures and techniques. The purchase price of $11.6 million was allocated as follows (in thousands):

Tangible assets	$263
Developed technology	5,700
Assembled workforce and other intangibles	125
In-process research and development	3,210
Goodwill	2,303 ________
Total purchase price	$11,601

The appraisal of the acquired business included $3.2 million of in-process research and development, which was primarily related to three products under development. The valuation represents the five-year after tax cash flow of the in-process technology using a discount rate of 40%. This acquired technology had not yet reached technological feasibility and had no future alternative uses. Accordingly, it was written off at the time of the acquisition. Goodwill and identified intangibles are being amortized on a straight-line basis over their estimated economic useful lives of three to five years. The pro-forma effect of the Telarc acquisition as if it has occurred on January 1, 1998 and 1999, is not significant to the financial statements presented herein.

In addition, in conjunction with the Company's acquisition of Telarc, the Company entered into an employment agreement with an executive of Telarc which the Company will pay a total of $3.5 million in cash to be paid out and expensed in equal quarterly installments over ten quarters beginning March 2000.

3.   Property and Equipment

The major components of property and equipment are as follows (in thousands):

	December 31
	1998 __________	1999 __________

Computer equipment and software	$5,746	$8,004
Furniture and fixtures	1,217	1,811
Leasehold improvements	1,586 ________	1,865 ________
	8,549	11,680
Less accumulated depreciation	3,836 ________	6,378 ________
	$4,713	$5,302

4.   Note Payable to Bank, Long-Term Debt and Credit Facilities

The Company had an arrangement with a financial institution which provided for a total line of credit not to exceed the lesser of $15.0 million (of which the Company could draw down up to $2.5 million as an equipment acquisition loan), or an amount based on certain receivables collection criteria (the Software.com. credit facility). As of December 31, 1999, the Company had repaid all borrowings using proceeds of the initial public offering of its common stock in June 1999, and has terminated this arrangement. At December 31, 1998, borrowings under the line of credit totaled $7,395,000. The interest rate for borrowing under the line of credit was prime rate plus 1.5% (9.25% at December 31, 1998).

The Company also had a $2 million revolving line of credit with a bank (the AtMobile line of credit). Borrowings outstanding under this line of credit were $150,000 at December 31, 1998. The line of credit was secured by substantially all accounts receivable. The line of credit was refinanced on April 30, 1999, with a term loan from the bank.

Long-term debt consists of the following (in thousands):

	December 31		March 31
	1998 __________	1999 __________	2000 __________
			(Unaudited)
Term loan from bank, interest at prime plus 2% (10.5% at December 31, 1999), 36 monthly principal payments of $62,500 beginning on May 5, 1999	$2,000	$1,750	$1,563
Convertible note bearing interest at the rate of 5.06% per annum, converted on June 15, 1999	735	-	-
Convertible note bearing interest at the rate of 5.06% per annum, converted on June 15, 1999	711	-	-
Equipment acquisition loan from bank, interest at prime rate plus 1.75% (9.5% at December 31, 1998)	340	-	-
Convertible note bearing interest at the rate of 5.06% per annum, converted on June 15, 1999	54	-	-
Convertible note bearing interest at 5.88%, converted on February 18, 2000	-	4,500	-
Term loan from bank, interest at prime plus 1.50%, refinanced on April 30, 1999	212 ________	- ________	- ________
	4,052	6,250	1,563
Less current portion	(937) ________	(750) ________	(750) ________
	$3,115	$5,500	$813

In connection with a renegotiation of the Software.com credit facility in 1998, the Company issued a warrant to the financial institution to purchase 68,000 shares of common stock of the Company at an exercise price of $5.15 per share. The fair value of the warrants was determined to be approximately $94,000, using the Black-Scholes option pricing model with an expected volatility factor of 35%, risk-free interest rate of 6%, no dividend yield, and a 5 year life, and was amortized as interest expense over the term of the credit facility agreement.

In January 2000, the Company issued additional convertible promissory notes for bridge financing aggregating $500,000. These notes bear interest at the rate of 5.88%. On February 18, 2000, these promissory notes and the MCP Global promissory note of $4,500,000 with accrued interest of $26,000 were converted into 187,498 shares of AtMobile Series D preferred stock (see Note 5).

In August 1999, the Company obtained an $800,000 letter of credit with a bank to secure a long-term facilities operating lease.

Aggregate maturities on the term loan as of December 31, 1999, are as follows (in thousands):

Year Ending December 31:
2000	$750
2001	750
2002	250 ________
$1,750

5.   Stockholders' Equity (Deficit)

Preferred Stock

The following table summarizes the historical issuances of convertible preferred stock by Software.com (the Software.com preferred stock).

Date Issued _____________________	Series _________________	Shares ___________	Net Proceeds ____________

October 1996	A (Redeemable)	1,587,302	$4,960,000
February 1997	B (Redeemable)	1,789,279	7,398,000
August 1998	C	1,329,781	6,848,000
April 1999	D	1,626,016 __________	10,000,000 ____________
		6,332,378	$29,206,000

Upon completion of the Company's initial public offering on June 29, 1999, all series of Software.com preferred stock automatically converted into common stock at a 1:1 ratio.

In connection with the acquisition of AtMobile in April of 2000 (see Note 11), all shares of preferred stock previously issued by AtMobile were converted into common shares of Software.com upon closing of the transaction.

The following table summarizes the historical issuances of convertible preferred stock by AtMobile (the AtMobile preferred stock). The amounts of preferred shares issued have been adjusted to give effect to the conversion ratio used to effect the business combination.

Date Issued _________________	Series __________	Aggregate Shares ____________	Net Proceeds _____________	Conversion of Notes Payable and Accrued Interest ____________

September 1997	A	734,037	$5,145,000	$-
June 1999	B	579,221	-	4,076,000
August and November 1999	C	666,290	3,295,000	-
August 1999	C	70,241	-	350,000
February 2000	D	703,326 __________	12,504,000 ____________	5,026,000 ___________
		2,753,115	$20,944,000	$9,452,000

Each share of AtMobile preferred stock was convertible into one share of AtMobile common stock.

During June 1999, in connection with the issuance of the Series B AtMobile preferred stock, the board of directors of AtMobile declared a 2.19769223-to-1 stock split on the Series A AtMobile preferred stock. The effect of the split was to increase the number of authorized, issued and outstanding shares of Series A AtMobile preferred stock. The number of shares issued and outstanding has been retroactively adjusted to reflect these changes.

Prior to the conversion of all outstanding Software.com preferred stock into common stock upon completion of the Company's initial public offering, the Series A Software.com Preferred Stock redemption price included a redemption premium of 10% per year compounded annually. Accordingly, the initial fair value of the Software.com Preferred Stock A was increased by periodic accretions, using the interest method, so that the carrying amount would equal the mandatory redemption amount at the redemption date. For the years ended December 31, 1997, 1998 and 1999, such periodic accretions totaled $730,000, $825,000 and $403,000, respectively, and are reflected as charges against the Company's accumulated deficit for each year.

Warrants and Options

In connection with the issuance of the Software.com Series A Preferred stock, the Company also issued a warrant to purchase 529,101 shares of common stock of the Company at an exercise price of $5.00 per share and a warrant to purchase 279,841 shares of common stock at an exercise price of $7.00 per share (the Common Stock Purchase Warrants). The warrants were exercisable for a period of five years from the date of issuance. At issuance, the fair value of the warrants, approximately $430,000, was recorded as common stock on the Company's balance sheet. The fair value of the warrants was determined using the Black-Scholes option pricing model using an expected volatility factor of 30%, risk free interest rate of 6%, no dividend yield, and a 5-year life. In November 1999, the warrant holders exercised the warrants, which resulted in the issuance of 753,379 shares of common stock.

In July 1998, the Company executed an agreement with the holders of the Software.com Preferred Stock A (the Waiver of Redemption Rights Agreement) whereby the holders of such shares agreed to extend the redemption date of the Series A Preferred Stock for a period of 15 months to January 3, 2000. In consideration of the Waiver of Redemption Rights Agreement, the Company executed an amendment to the Common Stock Purchase warrants, which reduced the exercise price of such warrants to $4.15 per share. The exercise period of the warrants remained unchanged. As a result of the change in the exercise price, the fair value of the warrants increased by approximately $294,000, which was reclassified from redeemable convertible preferred stock into common stock.

During 1998, the Company issued warrants to purchase shares of AtMobile Series A preferred stock in connection with a capital lease financing arrangement. In accordance with the warrant agreement, the number of shares originally issuable and the related exercise price were adjusted based on a subsequent AtMobile Series B preferred financing in June 1999 whereby the warrants were for 6,395 shares of AtMobile Series A preferred stock with an exercise price of $7.04 per share. The warrants were exercised in connection with the Software.com and AtMobile business combination (see Note 11) and the AtMobile preferred shares were converted into 6,395 shares of Software.com common stock. The Company estimated the value of the warrants to be approximately $3.95 per share, based on a Black-Scholes valuation model, and recorded corresponding deferred debt issuance costs which are being amortized over the life of the related capital lease.

In July 1999, in connection with a bank financing agreement, the Company issued warrants to a bank to purchase up to 20,370 shares of AtMobile Series B preferred stock at a per share purchase price of $7.04. The warrants were exercised in connection with the Software.com and AtMobile business combination (see Note 11) and the AtMobile preferred shares were converted into 20,370 shares of Software.com common stock. The Company estimated the value of the warrants to be approximately $4.64 per share, based on a Black-Scholes valuation model, and recorded corresponding deferred debt issuance costs which are being amortized over the term of the related financing agreement.

Amortization of debt issuance cost was $6,250, $29,331, and $9,958 in 1998, 1999, and for the three months ended March 31, 2000, respectively.

As part of the placement fee associated with the AtMobile Series D capital placement and the bridge financing in March and February 2000, the Company issued a warrant to purchase 6,640 shares of AtMobile Series D Preferred Stock at $26.80 per share. The warrant expires in 2005. The Company estimated the value to be approximately $6.87 per share, based on the Black-Scholes valuation model.

The AtMobile Preferred Series A, Series B, and Series D warrants were valued using the Black-Scholes valuation model based upon the exercise prices described above, a risk free rate of 6%, a dividend yield of 0%, volatility of .6 and an expected life of 1-7 years.

In June 1999, AtMobile entered into a web development, hosting, maintenance, and licensing agreement with a contractor. As part of the agreement, AtMobile issued warrants to the contractor to purchase 75,944 shares of common stock with an exercise price of $0.17 per share in exchange for these services. The warrants expire June 2009. The warrants become exercisable based on the achievement of certain milestones or over the period for which the services are performed through June 2002, as prescribed in the agreement. During 1999 and the three months ended March 31, 2000, warrants for 20,938 shares and 10,469 shares, respectively, became exercisable for the services performed by the contractor. The value of the services performed was determined based upon the underlying value of the exercisable warrants. During 1999 and the three months ended March 31, 2000, the Company recorded general and administrative cost related to these services of $100,732 and $1,014,512, respectively. If and when the warrants become exercisable into additional shares, the Company will record the cost for the services based on the then fair value of the exercisable portion of the related warrant.

In July 1999, the Company obtained bridge financing in the form of a convertible promissory note of $350,000 from a shareholder. In connection with that financing the Company issued a warrant to the shareholder to purchase 4,974 shares of common stock at $0.69 per share. The warrant expires in 2004. The Company estimated the value of the warrant to be approximately $0.34 per share and recorded corresponding interest expense of $1,710 related to the warrant in 1999.

In November 1999, the Company entered into a development agreement with a contractor. As part of the agreement, the Company issued warrants to the contractor to purchase 12,466 shares of common stock, with an exercise price of $0.69 per share in exchange for these services. The warrants expire November 2004. The warrants become exercisable once certain performance milestones are achieved, as prescribed in the agreement. During 1999 and the three months ended March 31, 2000, warrants for 4,155 and 6,233 shares, respectively, were exercisable over the period for the services performed by the contractor. The value of the services performed was based upon the underlying value of the exercisable warrants. During 1999 and the three months ended March 31, 2000, the Company recorded cost related to these services of $18,563 and $585,464, respectively. The remaining unexercisable warrants as of March 31, 2000 were cancelled as the Company elected, as provided for in the agreement, not to pursue the attainment of the remaining milestones.

The Company issued options for 4,656 shares at $0.69 per share of common stock to consultants during 1999, which were fully vested at the date of grant. During 1999, the Company recognized compensation related expense of $2,667 related to these equity awards.

The common stock warrants and options were valued using the Black-Scholes valuation model based upon the exercise prices described above, a risk free rate of 6%, a dividend yield of 0%, volatility of .6, and an expected life of 2 to 10 years.

In March 2000, the Company issued 2,328 shares of common stock in connection with a professional service agreement. The Company estimated the value of the common stock at $97.08 per share. In connection with the issuance of the stock, the Company recognized costs of $226,000 for the value of the services.

Common Stock Restriction Agreements

In 1997, AtMobile concluded an equity financing through a private offering of 453,960 shares of common stock generating net proceeds of $20,800. These common stock issuances are subject to common stock restriction agreements, whereby if a shareholder ceases to be an employee of the Company, the Company has the right to repurchase any remaining shares of restricted common stock at the original issuance price paid by the shareholder. Generally, the restrictions lapse ratably over five years. The Company repurchased shares of two such employees who terminated their employment with the Company during 1998 and 1999. The number of shares subject to repurchase was 129,586 as of December 31, 1999.

Common Stock Reserved

The following table summarizes the number of common shares reserved for issuance as of December 31, 1999. All amounts have been adjusted as necessary to give effect to the conversion ratio used to effect the business combination (see Note 11).

Conversion of AtMobile preferred stock	2,050,000
AtMobile stock option plan	402,000
Common stock warrants and non plan options	1,118,000
AtMobile preferred stock warrants	27,000
Software.com 1995 stock option plan	8,011,000 ___________
11,608,000

All AtMobile preferred stock warrants reflected above were exercised for AtMobile preferred stock and concurrently all AtMobile preferred shares were converted into common shares of Software.com in connection with the acquisition of AtMobile by Software.com in April 2000 (see Note 11).

Authorization to Issue Common Stock

In June 1999, the Company's board of directors increased the number of authorized common shares from 50,000,000 to 150,000,000.

6.   Income Taxes

The provision for income taxes consists of the following (in thousands):

Year ended December 31
	1997 __________	1998 __________	1999 __________

Current:
Federal	$-	$-	$-
State	1	1	1
Foreign	- ________	445 ________	211 ________
	1	446	212
Deferred	- ________	- ________	- ________
	$1	$446	$212

The provision for foreign income taxes in 1998 and 1999 relates primarily to foreign withholding and foreign income taxes.

A reconciliation of the statutory federal income tax rate to the effective tax rate, as a percentage of loss before income tax, is as follows:

Year ended December 31
1997 __________	1998 __________	1999 __________

Statutory federal income tax (benefit) rate	(34)%	(34)%	(34)%
State income tax benefits	(4)	(2)	-
Research and development credits	(2)	(6)	-
Non qualified stock options	-	(7)	-
Deferred compensation	-	-	2
Foreign taxes	-	7	2
In process research and development	-	-	10
Changes in valuation allowance	41	43	19
Non deductible expenses	-	-	2
Other	(1) ________	2 ________	- ________
-%	3%	1%

The components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1999, are as follows (in thousands):

	December 31
	1998 __________	1999 __________

Deferred tax assets:
Net operating loss carryforwards	$8,669	$14,892
Tax credit carryforwards	996	1,339
Deferred revenue	1,232	3,947
Accruals and reserves	341 ________	1,070 ________
Total deferred tax assets	11,238	21,248
Less valuation allowance	(11,238) ________	(18,816) ________
Net deferred tax assets	-	2,432

Deferred tax liabilities:
Basis difference in assets	- ________	(2,432) ________
Net deferred taxes	$-	$-

Due to the uncertainty surrounding the timing of realizing the benefits of its favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable deferred tax assets.

At December 31, 1999, the Company had net operating loss carryforwards available to reduce future federal and state income of $40.9 million and $11.1 million, respectively, which expire from 2011 to 2019 for federal and 2002 to 2004 for state.

The Company has federal and state research and development credits of approximately $861,000 and $188,000, respectively, expiring in 2011 to 2014, which may be used to offset future tax liabilities. The Company also has foreign tax credits of approximately $484,000, which will expire in the years 2003 to 2004.

Under Section 382 of the Internal Revenue Code, the utilization of the net operating loss and tax credit carryforwards (including those related to the operations of AtMobile) may be limited based on changes in the percentage of ownership of the Company.

Included in the valuation allowance balance is $5.8 million related to the exercise of stock options which is not reflected as an expense for financial reporting purposes. Accordingly, any future reduction in the valuation allowance relating to this amount will be recorded in equity and not reflected as an income tax benefit in the statement of operations.

No provision has been made for federal, state, or additional foreign income taxes related to approximately $506,000 of undistributed earnings of foreign subsidiaries, which have been or are intended to be permanently reinvested.

7.   Commitments and Contingencies

The Company leases computer equipment, computer software, and office equipment under capital lease agreements expiring in 2002. The Company also leases its office space and other equipment under noncancelable operating leases that expire at various dates through 2004. Future minimum lease payments under these leases as of December 31, 1999, are as follows (in thousands):

	Capital Leases __________	Operating Leases __________
2000	$466	$1,408
2001	259	1,056
2002	1	108
2003	-	73
2004	- ________	43 ________
Total	$726	$2,688
Less amount representing interest	(37) ________
Net present value of minimum lease payments	689
Less current portion	(433) ________
	$256

Rent expense totaled $988,000, $1,607,000 and $2,403,000 for the years ended December 31, 1997, 1998 and 1999, respectively.

The Company leases one of its facilities from a related party (see Note 10). The lease expires in February 2002.

The Company was involved in a contract dispute with a third party technology partner under a 1996 licensing agreement. The dispute related to a minimum royalty obligation of $1,000,000 purportedly owed by the Company to the third party. In 1997, the Company accrued $1,000,000 for its potential exposure under the claim. In February 1999, the parties entered into an agreement to settle all outstanding claims. The Company paid the third party $400,000, and as a result the related accrual was reduced to $600,000 at December 31, 1998, to reflect the complete resolution of this matter.

8.   Employee Stock Option, Stock Purchase and Defined Contribution Plans

Employee Stock Option Plans

In October 1995, the Company adopted a stock option plan (the 1995 Plan) which provides for the issuance of incentive and nonqualified stock options. Options under the 1995 Plan are granted for a term of five and ten years at an exercise price equal to the fair market value of the shares at the date of grant, as determined by the board of directors. The options generally vest over a period of four years at 25% per year. The 1995 Plan authorizes a total of up to 10,500,000 shares of Common Stock for issuances as either incentive stock or nonqualified options. At December 31, 1999, 362,000 shares remain available for grant under this plan.

In addition to the options granted under the 1995 Plan, the Company has granted options outside of the 1995 Plan to purchase an aggregate of 1,074,000 shares of common stock. These options contain the same vesting provisions as those granted under the 1995 Plan except that an option to purchase 250,000 shares is subject to accelerated vesting in certain circumstances. At December 31, 1999, 38,000 shares remained authorized and available for grant.

Subsequent to year end, in January 2000, the Company adopted a stock option plan (the 2000 Plan) which provides for the issuance of nonqualified stock options. Options under the 2000 Plan are granted for a term of ten years at an exercise price equal to the fair market value of the shares at the date of grant, as determined by the board of directors. The options generally vest over a period of four years at 25% per year. The 2000 Plan authorizes a total of up to 750,000 shares of common stock for issuances as nonqualified options.

The Amended and Restated AtMobile 1997 Stock Option Plan (the AtMobile Plan) provided for the granting of nonqualified and incentive stock options to officers, directors, employees, and consultants.

Stock options granted under the AtMobile Plan typically vest over a four-year period and expire ten years from the date of grant. Vested incentive stock options are exercisable during continued employment or generally within 90 days of terminating employment. Vested nonqualified stock options are exercisable until expiration. All stock options issued and outstanding under the AtMobile Plan were converted into Software.com common stock options in connection with the business combination (see Note 11) using the exchange ratio used to effect the combination. All disclosures related to stock options issued under the AtMobile Plan have been adjusted to give effect to the conversion ratio.

In October and December 1999, the Company issued stock options under the AtMobile Plan to consultants to acquire 13,433 shares of common stock at an exercise price of $0.69 per share, which expire in December 2009. Of these options, 1,793 shares were vested on the date of grant. The remaining 11,640 shares vest over four years. The Company recognized stock-based compensation expense of $924 and $237,919 related to these stock options in 1999, and the three months ended March 31, 2000, respectively.

A summary of the stock option activity is as follows (in thousands, except per share amounts):

		Exercise Price ______________________________
	Shares _________	Low _________	High _________	Weighted Average _________

Outstanding at December 31, 1996	5,016	$1.00	$3.35	$1.56
Granted	2,395	1.55	3.65	3.58
Exercised	(273)	1.00	3.35	1.06
Canceled	(1,567) ________	1.00 ________	3.65 ________	1.00 ________
Outstanding at December 31, 1997	5,571	1.00	3.65	2.61
Granted	3,883	1.55	3.65	3.58
Exercised	(618)	1.00	3.65	1.23
Canceled	(1,192) ________	1.00 ________	3.65 ________	2.99 ________
Outstanding at December 31, 1998	7,644	1.00	3.65	3.15
Granted	3,575	0.63	96.50	14.85
Exercised	(1,204)	0.63	11.00	2.75
Canceled	(607) ________	0.63 ________	11.00 ________	3.49 ________
Outstanding at December 31, 1999	9,408	0.63	96.50	7.63
Granted (unaudited)	684	4.81	128.50	78.83
Exercised (unaudited)	(1,851)	0.63	42.86	3.36
Canceled (unaudited)	(4) ________	3.65 ________	6.15 ________	4.87 ________
Outstanding at March 31, 2000 (unaudited)	8,237	$ .63	$128.50	$14.50

	Options Outstanding at December 31, 1999 ___________________________________			Options Exercisable at December 31, 1999 ______________________
Exercise Price Range __________________	Number of Shares Outstanding ___________	Weighted Average Remaining Contractual Life __________	Weighted Average Exercise Price __________	Number of Shares Exercisable ___________	Weighted Average Exercise Price ___________
$0.63 - $1.54	1,426	3.58	$1.15	941	$1.21
$3.00 - $3.65	5,001	4.15	3.62	2,273	3.59
$5.50 - $6.15	1,377	5.93	5.71	65	5.50
$9.00 - $32.13	1,163	9.40	12.58	112	10.88
$41.00 - $96.50	441 ________	9.83 ________	65.66 ________	1 ________	43.62 ________
	9,408	5.24	$7.56	3,392	$3.22

Prior to the Company's initial public offering in June 1999, the fair value of each Software.com option grant was determined on the date of the grant using the minimum value method. Subsequent to the offering, the fair value of Software.com options was determined using the Black-Scholes method. The fair value of each AtMobile option was determined on the date of grant using the minimum value method. The weighted average fair value of an option granted during 1997, 1998 and 1999 was $.64, $.64 and $7.71, respectively. Except for the volatility assumption, which was only used under the Black-Scholes method, the following assumptions were used for 1997, 1998 and 1999, respectively, to perform the calculations: risk-free interest rate of 6%, 6% and 5.8%, a weighted-average expected life of the options of 3.4, 3.3 and 4.3 years, 90% volatility in 1999 only and no assumed dividend yield for all years.

If the Company recognized employee stock option-related compensation expense in accordance with FAS 123 and used the minimum value method for 1997 and 1998 and the combined Black-Scholes and minimum value methods for 1999 for determining the weighted average fair value of options granted, the Company's pro forma net loss applicable to common shareholders would have been $12,749,000, $16,367,000 and $20,083,000, respectively. The 1997, 1998 and 1999 pro forma basic and diluted loss per share would have been $0.46, $0.57 and $0.56.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting periods. The pro forma effect on net loss for 1997, 1998 and 1999 is not representative of the pro forma effect on net income or loss in future years because compensation expense in future years will reflect the amortization of a larger number of stock options granted in several succeeding years.

As of December 31, 1999, the Company's stock options had a weighted-average remaining contractual life of 5.24 years.

In connection with the grant of certain share options to employees during 1998 and 1999, the Company recorded deferred compensation of approximately $1,495,000 and $770,000, respectively, for the aggregate differences between the exercise prices of options at their dates of grant and the deemed fair value for accounting purposes of the common shares subject to such options. Such amounts are being amortized over the vesting period of the related options. Amortization expense recognized for the years ended December 31, 1998 and 1999, totaled $48,000 and $544,000, respectively.

Employee Stock Purchase Plan

In May 1999, the Company adopted an employee stock purchase plan (the ESPP). A total of 1,000,000 shares of common stock have been reserved for issuance under the ESPP. The number of common shares reserved under the ESPP may be increased annually on July 1 of each year beginning in 2000. Such increases are limited to the lesser of 500,000 shares or 2% of the shares outstanding on that date or can be further limited by the board of directors.

The ESPP, which is intended to qualify under Section 423 of the Internal Revenue Code, contains four six-month purchase periods within twenty-four month offering periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year. Eligible participants may purchase common stock through payroll deductions of up to 15% of each participant's compensation. The maximum number of shares a participant may purchase is 10,000 shares. Amounts deducted and accumulated by the participant are used to purchase common shares at the end of each purchase period. The price of stock purchased under the ESPP is 85% of the lower of the fair market value of the common stock at the beginning of the offering period and the end of each purchase period. The ESPP will terminate in 2009.

For the year ended December 31, 1999, employees purchased 75,948 shares at $12.75. At December 31, 1999, 924,000 shares remained available for future issuance under the Purchase Plan.

Defined Contribution Plan

The Company maintains a defined contribution 401(k) plan under which its employees are eligible to participate. Participants may make, within certain limitations, voluntary contributions based upon a percentage of their compensation. The Company may make voluntary contributions to the Plan. Participants are fully vested in the Company's contributions after a specified number of years of service, as defined under the plan. No Company contributions have been made to date under the plan.

9.   Geographic Information

Information regarding revenues and long-lived assets attributable to the Company's primary geographic operating regions is as follows (in thousands):

	Year ended December 31
	1997 __________	1998 __________	1999 __________

Revenues:
United States	$7,559	$14,492	$20,057
Europe	1,034	5,130	14,171
Asia	1,232	3,884	9,964
Canada	701	2,754	2,374
Other	296 ________	473 ________	375 ________
Total revenues	$10,822	$26,733	$46,941

The geographic classification of revenues is based upon the location of the customer.

	Year Ended December 31
	1998 __________	1999 __________
Long-lived assets:
United States	$4,626	$5,089
Europe	53	160
Asia	34 ________	53 ________
Total long-lived assets	$4,713	$5,302

10.   Related Party Transactions

The Company leases one of its facilities from a limited liability company, which includes two members of the board of directors. The aggregate lease commitments related to this lease totaled $418,000 at December 31, 1999. Rent expense under this lease for the years ended December 31, 1997, 1998 and 1999, totaled $165,000, $171,000 and $193,000, respectively.

For the years ended December 31, 1997, 1998 and 1999, revenues from companies affiliated with AT&T Corporation, which is considered a related party due to its involvement with AT&T Ventures, a preferred/common shareholder, totaled approximately $2,687,000, $3,599,000 and $1,962,000, respectively. At December 31, 1998 and 1999, accounts receivable from such companies totaled approximately $948,000 and $532,000 respectively.

11.   Acquisition of AtMobile.com, Inc.

On April 11, 2000, the Company completed its acquisition of AtMobile. AtMobile was incorporated on August 16, 1996, as Global Mobility Systems, Inc. During June 1999, Global Mobility Systems, Inc. changed its name to AtMobile to reflect its shift to developing mass market Internet service applications that integrate both current and future generations of digital wireless phones with the Internet. The Company is an application service provider for wireless carriers and Internet content providers in search of a technology gateway that links and integrates Web-based content, commerce and applications with current and future generations of wireless phones.

The acquisition was accounted for as a pooling-of-interests. Accordingly, the supplemental financial information presented reflects the combined financial position and operations of the Company and AtMobile for all dates and periods presented. The Company issued 3,750,000 shares of its common stock in exchange for all of the issued and outstanding common stock of AtMobile as well as in exchange for all outstanding options and warrants to purchase AtMobile common stock.

Separate operating results of the combined entities for the years ended December 31, 1997, 1998 and 1999, and the three months ended March 31, 1999 and 2000, were as follows (in thousands):

	December 31 ____________________________________			March 31 ________________________
	1997 ____________	1998 ____________	1999 ___________	1999 ____________	2000 ____________
				(unaudited)
Revenues:
Software.com	$10,666	$25,619	$44,638	$8,071	$19,544
AtMobile	156 ______	1,114 ______	2,303 ______	271 ______	574 ______
Combined	$10,822	$26,733	$46,941	$8,342	$20,118

Net loss:
Software.com	$(11,469)	$(7,403)	$(10,533)	$(2,053)	$1,609
AtMobile	(845) _______	(7,356) _______	(5,185) _______	(1,641) ______	(4,477) ______
Combined	$(12,314)	$(14,759)	$(15,718)	$(3,694)	$(2,868)

Diluted net loss per share of Software.com on a historical basis without giving effect to the acquisition of AtMobile for the years ended December 31, 1997, 1998 and 1999, and for the three months ended March 31, 1999 and 2000, were $(.44), $(.29), $(.31), $(.08) and $.03.

The financial position of the combined entities as of December 31, 1998 and 1999, and March 31, 2000, were as follows (in thousands):

	December 31		March 31
	1998 ___________	1999 ___________	2000 ___________
Total assets:
Software.com	$19,059	$104,039	$119,222
AtMobile	2,689 _______	7,853 ________	18,661 ________
Combined	$21,748	$111,892	$137,883

Total liabilities:
Software.com	$15,750	$18,610	$25,858
AtMobile	5,697 _______	8,118 _______	3,803 _______
Combined	$21,447	$26,728	$29,661

There were no intercompany transactions between the two companies or significant conforming accounting adjustments.

12.   Initial Public Offering Registration

In June 1999, the Company completed an initial public offering, in which it sold 5,000,000 shares of common stock at $15.00 per share, resulting in proceeds to the Company of approximately $68.0 million, net of issuance costs of approximately $1.9 million.

13.   Subsequent Events

In June 2000, the Company acquired bCandid Corporation, a market leader in providing carrier-class discussion server infrastructure software to service providers worldwide. In exchange for bCandid Corporation, the Company issued 759,911 shares of its common stock at $92.12 per share. The acquisition was accounted for as a purchase.

14.   Quarterly Results of Operations (unaudited)

1998 Quarters Ended __________________________	March 31 ____________	June 30 ____________	September 30 ____________	December 31 ____________
(In thousands except per share data)

Total revenues	$5,027	$6,469	$7,258	$7,979
Gross profit	2,660	4,300	4,550	4,634
Net loss applicable to common shareholders	4,147	3,093	3,766	4,580
Basic and diluted loss per share	0.15	0.11	0.13	0.16

1999 Quarters Ended __________________________	March 31 ____________	June 30 ____________	September 30 ____________	December 31 ____________
(In thousands except per share data)

Total revenues	$8,342	$9,610	$12,711	$16,278
Gross profit	5,450	5,541	8,022	11,570
Net loss applicable to common shareholders	3,904	4,051	2,854	5,312
Basic and diluted loss per share	0.13	0.13	0.07	0.13

____________________________________________________________________________

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders of
Software.com, Inc.

We have audited the accompanying supplemental consolidated balance sheets of Software.com, Inc. (Software.com) as of December 31, 1999 and 1998, and the related supplemental consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. The supplemental consolidated financial statements give retroactive effect to the merger of Software.com and AtMobile.com, Inc. (AtMobile) on April 11, 2000, which has been accounted for using the pooling-of-interests method as described in the notes to the supplemental consolidated financial statements. These supplemental financial statements and schedule are the responsibility of the management of Software.com. Our responsibility is to express an opinion on these supplemental financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the supplemental financial statements referred to above present fairly, in all material respects, the consolidated financial position of Software.com, Inc. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, after giving retroactive effect to the merger of AtMobile, as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related supplemental financial statement schedule, when considered in relation to the basic supplemental financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Woodland Hills, California
July 12, 2000

_____________________________________________________________________________

Software.com, Inc.
SUPPLEMENTAL SELECTED CONSOLIDATED FINANCIAL DATA

          In reading the following supplemental selected consolidated financial data, you should refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Supplemental Consolidated Financial Statements and the Notes included elsewhere herein.

          The supplemental selected consolidated financial data gives retroactive effect to our acquisition of AtMobile on April 11, 2000. The acquisition was account for as a pooling-of-interests.

          The statement of operations data for the years ended December 31, 1997, 1998 and 1999 and the balance sheet data at 1998 and 1999 are derived from our supplemental consolidated financial statements, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere herein. The balance sheet data at December 31, 1997 is derived from financial statements audited by Ernst & young LLP not included herein. The statement of operations data for the year ended December 31, 1996 and the balance sheet data at December 31, 1996 are derived from our historical Software.com financial statements which have been audited by Ernst & Young LLP as combined with unaudited financial statements of AtMobile for such periods. The selected financial data for the three months ended March 31, 1999 and 2000 are unaudited but have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for such periods. The statement of operations data for the year ended December 31, 1995 and balance sheet data as of December 31, 1995 are derived from unaudited consolidated financial statements not included herein.

							Three Months
		Year Ended December 31, 1999					Ended March 31,
		1995 ______	1996 ______	1997 ______	1998 ______	1999 ______	1999 ______	2000 ______
Consolidated Statement of Operations Data:		(In thousands, except per share amounts)
Revenues:
Software licenses		$3,185	$6,555	$7,859	$17,462	$26,847	$5,058	$13,437
Services		1,542 _______	1,332	2,963 _______	9,271 _______	20,094 _______	3,284 _______	6,681
Total Revenues		4,727	7,887	10,822	26,733	46,941	8,342	20,118

Cost of Revenues:
Software licenses		58	218	689	1,568	2,677	376	721
Services		- _______	767 _______	2,736 _______	9,021 _______	13,681 _______	2,516 _______	4,773 _______
Total cost of revenues		58 _______	985 _______	3,425 _______	10,589 _______	16,358 _______	2,892 _______	5,494 _______
Gross Profit		4,669	6,902	7,397	16,144	30,583	5,450	14,624

Operating Expenses:
Sales and Marketing		552	4,554	8,767	12,337	19,686	3,838	7,367
Research and development		1,263	3,457	6,710	12,093	15,910	3,333	5,771
General and administrative		811	2,139	3,505	5,891	8,055	1,649	2,962
General and administrative - Non-cash		-	-	-	-	125	-	2,064
Amortization of goodwill and
purchased intangible assets		-	-	-	-	329	-	423
Purchased in-process research and
development		-	-	-	-	3,210	-	-
Legal matter		-	-	1,000	(400)	(200)	-	-
Total operating expenses		2,626 ______	10,150 _______	19,982 _______	29,921 _______	47,115 _______	8,820 _______	18,587 _______
Income (loss) from operations		2,043	(3,248)	(12,585)	(13,777)	(16,532)	(3,370)	(3,963)

Other Income (expense):
Interest Income		-	87	335	363	2,073	61	1,167
Interest Expense		-	-	(63)	(815)	(956)	(305)	(92)
Other		(4) _______	- _______	- _______	(84) _______	(91) _______	(12) _______	54 _______
Total other income (expense)		(4) _______	87 _______	272 _______	(536) _______	1,026 _______	(256) _______	1,129 _______
Income (loss) before income taxes		2,039	(3,161)	(12,313)	(14,313)	(15,506)	(3,626)	(2,834)
Provision for income taxes		69 _______	- _______	1 _______	446 _______	212 _______	68 _______	34 _______
Net Income (loss)		1,970	(3,161)	(12,314)	(14,759)	(15,718)	(3,694)	(2,868)
Accretion on redeemable
convertible preferred stock		- _______	(180) _______	(730) _______	(825) _______	(403) _______	(210) _______	- _______
Net income (loss) applicable to
common stockholders		$1,970	$(3,341)	$(13,044)	$(15,584)	$(16,121)	$(3,904)	$(2,868)
Basic and diluted net income (loss) per share		$0.10	$(0.13)	$(0.46)	$(0.54)	$(0.45)	$(0.13)	$(0.07)
Weighted average shares outstanding
used in computing per share amounts		20,080	25,501	28,119	28,671	35,754	29,186	43,747

	December 31, 1999					March 31,
	1994 ________	1995 _______	1996 _______	1997 _______	1998 _______	1999 _______	2000 _______
Consolidated Balance Sheet Data:				(in thousands)

Cash and cash equivalents	$143	$2,182	$3,168	$10,433	$6,262	$47,175	$60,211
Working capital (deficiency)	(178)	2,271	4,451	4,004	(1,000)	76,979	92,553
Total assets	315	3,742	7,715	18,878	21,748	111,892	137,883
Long-term debt	-	-	-	552	3,115	5,500	813
Redeemable convertible preferred stock	-	-	4,710	12,838	13,370	-	-
Total shareholders' equity (deficit)	(9)	2,551	1,977	(5,590)	(13,069)	85,164	108,222

____________________________________________________________________________

Software.com, Inc.
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify such forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Factors which could cause actual results to differ materially include those set forth in the following discussion, and, in particular, the risks discussed in Software.com's 10-K and 10-Q under the subheading "Additional Risk Factors that Could Affect Operating Results and Market Price of Stock." Unless required by law, we undertake no obligation to update publicly any forward-looking statements.

Overview

          Software.com is a leading developer and provider of scalable Internet infrastructure software applications. Our products and services are specifically designed to enable service providers to market Internet based services to businesses and consumers. We have focused on developing carrier-scale, high performance messaging software applications for providers of Internet communications and services. We currently develop, market, sell, and support a variety of Internet standards-based messaging software to customers worldwide, including traditional telecommunications carriers, Internet service providers and wholesalers, application service providers, cable-based Internet access providers, competitive local exchange telephone carriers, Internet destination sites or portals and wireless telephony carriers. We have developed three product packages: Post.Office, InterMail Kx and InterMail Mx based on our infrastructure platform. These products allow our customers to provide a variety of advanced messaging services to their Internet-based consumer and business users.

          We were incorporated in California in October 1994. Our operating activities during 1994 and through 1995 related primarily to research and development of our messaging software platform. In May 1996, we merged with Accordance Corporation. Accordance had a multiple server messaging product called InterMail. During the second half of 1996, we focused on integrating our two product lines and building sales and marketing channels to target the service provider market.

          In March 1997, we began building our professional services organization and offering systems architecture and deployment consulting services to our customers. The initial professional services group consisted of five consultants and grew to 14 by the end of 1997 and to 44 by the end of 1999 as the number of customers requesting our services increased. During 1997, we also continued to build our development and quality assurance teams using proceeds from the sale of preferred stock to Cisco Systems in February 1997. Cisco Systems increased its equity investment in August 1998, which we used to begin our overseas expansion in Europe and Asia, as well as to grow our global direct sales force and service organizations.

         In March 1999, we entered into a marketing relationship with Hewlett-Packard and, in connection with this agreement, Hewlett-Packard made an investment in Software.com in April of 1999. In April 1999, we completed the acquisition of Mobility.Net Corporation, a California company incorporated in July 1996. Mobility.Net developed an integrated Web mail and calendaring system using a Java based technology platform that complements our product offerings. The acquisition of Mobility.Net has been accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of Software.com and Mobility.Net for all dates and periods presented. In October 1999, we completed the acquisition of Telarc, Inc., which currently provides carrier-scale Short Messaging Service (SMS) technologies that complement our product offerings. The acquisition of Telarc Inc. has been accounted for as a purchase. In April 2000, we completed our acquisition of AtMobile.com, Inc. (AtMobile), a leading wireless Internet application service provider with wireless Instant Messaging technology and Wireless Intelligent Network integration expertise. The acquisition of AtMobile has been accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of Software.com and AtMobile for all dates and periods presented. In June 2000, we completed our acquisition of bCandid Corporation, a market leader in providing carrier-class discussion server infrastructure software to service providers worldwide. The acquisition of bCandid has been accounted for as a purchase.

          We recognize revenue from sales of software upon delivery of a license key to the customer, provided that persuasive evidence of an arrangement exists, the license fee is fixed and determinable, and collection of the fee is considered probable. If the license agreement has a multi-year term, as is typical with an InterMail Mx contract, or the license fees are calculated based on variable measures, such as the number of mailboxes in use, we recognize revenue as the customer activates mailboxes on their system. When we enter into a contract where a customer may activate up to a specified number of mailboxes and support and maintenance fees are based on that specified number, we recognize revenue evenly and ratably as payments become due over the term of the arrangement. When we enter into license agreements under which our revenues are based on a percentage of our customer's revenues, we recognize revenue as earned and reported by the customer. Revenues from sales to significant resellers are not recognized until the product is sold through to the end user and the license key is issued.

          Service revenue is composed of revenue from support and maintenance contracts as well as professional services and training. Revenues from support and maintenance contracts are recognized ratably over the term of the support and maintenance period. Substantially all of our InterMail Mx and InterMail Kx customers purchase support and maintenance, which is paid generally on a quarterly basis. Although the majority of our Post.Office customers initially purchase an annual support and maintenance contract, a relatively small percentage of these customers renew the contracts after the first year. This is primarily due to the ease of use of the product and the customers' ability to purchase more economical "per-incident" support services. Consulting services revenues are primarily related to deployment services performed on a time-and- materials basis under separate service arrangements. We recognize revenue, contract costs, and profit on management and consulting contracts for fixed fee contracts on the percentage-of-completion method. Revenue, contract costs, and profit on time-and-material contracts are recorded based upon direct labor hours at fixed hourly rates and cost of materials as incurred. When current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded. When software and services are billed prior to the time the related revenue is recognized, deferred revenue is recorded.

          In a typical InterMail Mx customer relationship, we receive software license revenue, support and maintenance revenue, and professional services revenue. We recognize these three types of revenue at different stages of our customer relationship. Substantially all of our professional services are performed prior to the activation of mailboxes by the customer. As a result, we generally recognize revenue from professional services in advance of revenue from software license fees. If a customer has a large number of existing users, we typically see a large revenue contribution at the time the customer transfers or "migrates" existing user mailboxes to our software platform. After this transfer, the software license revenue primarily reflects the growth in the number of mailboxes on the customer's system. Support and maintenance revenue begins after installation of our software and also primarily reflects the growth in the number of mailboxes.

          For the years ended December 31, 1999, 1998 and 1997, and the three months ended March 31, 2000, revenues attributable to customers outside of North America accounted for approximately 52%, 34%, 24% and 65% of our total revenues, respectively. We are making significant expenditures on expansion in Europe and Asia, including the translation of our products for use in these regions, and we expect these expenditures to increase. If our revenues from international operations do not exceed the expense of establishing and maintaining these operations, our business, financial condition and operating results will suffer.

          We believe our success depends on our ability to execute on our global sales strategy and continue to develop carrier-class products and services which address the unique requirements of service providers. Accordingly, we intend to continue to invest heavily in sales, support, and research and development.

          In view of the rapidly changing nature of our business and our limited operating history, we believe that period-to-period comparisons of revenues and operating results are not necessarily meaningful and should not be relied upon as indications of future performance. Additionally, despite our sequential quarterly revenue growth during 1999 and 1998, we do not believe that our historical growth rates are necessarily sustainable or indicative of future growth. Furthermore, as a result of past acquisitions and future acquisitions that we may make, we expect to incur losses as a result of the amortization of non-cash acquisition related costs for the next several quarters. However, at this time we expect to be operationally profitable, exclusive of one-time cash acquisition related costs and continuing non-cash and/or non-recurring charges.

Results of Operations

          The following table sets forth our results of operations expressed as a percentage of revenues.

	Year Ended December 31, _______________________________________				Three Months Ended March 31, _________________
	1999	1998	1997	1996	2000	1999
Consolidated Statement of Operations Data:
Revenues:
Software licenses........................	57%	65%	73%	83%	67%	61%
Services...................................	43 ___	35 ___	27 ___	17 ___	33 ___	39 ___
Total Revenues........................	100	100	100	100	100	100
Gross margins:
Gross margin on software licenses...	90	91	91	97	95	93
Gross margin on services...............	32 ___	3 ___	8 ___	42 ___	29 ___	23 ___
Gross profit............................	65	60	68	88	73	65
Operating expenses:
Sales and marketing.....................	42	46	81	58	37	46
Research and development.............	34	45	62	44	29	40
General and administrative.............	17	22	32	27	15	20
General and administrative - non-cash expense.....................	--	--	--	--	10	--
Amortization of goodwill and purchased intangible assets..........	1	--	--	--	2	--
Purchased in-process research and development......................	7	--	--	--	--	--
Legal matter..............................	-- ___	(2) ___	9 ___	-- ___	-- ___	-- ___
Total operating expenses.............	100 ___	112 ___	185 ___	129 ___	92 ___	106 ___
Loss from operations.....................	(35)	(52)	(116)	(41)	(20)	(40)
Interest and other income (expense), net............................	2 ___	(2) ___	3 ___	1 ___	6 ___	(3) ___
Loss before income taxes................	(33)	(54)	(114)	(40)	(14)	(43)
Provision for income taxes..............	-- ___	2 ___	-- ___	-- ___	-- ___	1 ___
Net loss.....................................	(33)% ___	(55)% ___	(114)% ___	(40)% ___	(14)% ___	(44)% ___

Comparison of Three Months Ended March 31, 2000 and 1999

          Software Licenses. Software license revenue increased $8.3 million, or 163%, from $5.1 million for the three months ended March 31, 1999 to $13.4 million in the same period in 2000. The increase in software license revenue was primarily due to greater revenue from sales of our InterMail product offerings, somewhat offset by a decrease in sales of our Post.Office product. The largest contributor to software license revenue continues to be our InterMail Mx product offering, which grew 248% in the three months ended March 31, 2000 over the same period in 1999. The increase in InterMail Mx revenue was primarily a result of increased growth from existing and new customers and, to a lesser extent, large migrations of mailboxes from other existing platforms of new customers.

          Our InterMail Kx product was introduced in March of 1999 and overlaps to some extent with our Post.Office product. Both products are targeted at small and medium size service providers worldwide. Combined revenues from Post.Office and InterMail Kx increased 60% from the three months ended March 31, 1999 to the same period in 2000, however revenues from Post.Office decreased 28% from the three months ended March 31, 1999 to the same period in 2000.

          The increase in software license revenue as a percentage of total revenues was primarily related to increased growth in licenses of our InterMail products from existing and new customers and to a lesser extent large migrations of mailboxes from other existing platforms of new customers.

          Services. Services revenue is primarily derived from consulting services, maintenance and support contracts, and training. Services revenue increased $3.4 million, or 103%, from $3.3 million in the three months ended March 31, 1999 to $6.7 million in the same period in 2000. The increase in services revenue was primarily due to a $1.7 million increase in support and maintenance contracts as our customer base grew, and a $1.6 million increase in professional services as the number of professional services engagements increased. As a percentage of total revenues, services revenue decreased from 39% in the three months ended March 31, 1999 to 33% in the same period 2000. This decrease was primarily related to an increase in license revenue of our InterMail products. In 2000 we expect services revenue as a percentage of total revenues to decrease to some extent as a result of continued growth in license revenue relative to growth in services revenue.

          Cost of Software License Revenue. Cost of software license revenue consists primarily of the cost of third party products integrated into our products or resold by us and the salaries and related costs for our documentation department and the production of documentation for our InterMail products. Cost of software license revenue increased $345,000, or 92%, from $376,000 in the three months ended March 31, 1999 to $721,000 in the same period in 2000. The increase was primarily due to an increase in the size of our documentation department as well as increased investment in product translation for our international markets.

          Cost of Services Revenue. Cost of services revenue includes salaries and related costs of our consulting services and customer support organizations, cost of third parties contracted to provide consulting services to our customers, and an allocation of our facilities and depreciation expenses. Cost of services revenue increased $2.3 million, or 92%, from $2.5 million in the three months ended March 31, 1999 to $4.8 million in the same period in 2000. The increase in cost of services was primarily due to an increase in our consulting and support organizations from 51 employees at March 31, 1999 to 105 employees at March 31, 2000 to support our larger customer base.

          Sales and Marketing. Sales and marketing expense consists primarily of salaries and benefits of our sales, marketing, product management and business development organizations, sales commissions, marketing programs, and an allocation of our facilities and depreciation expenses. Sales and marketing expense increased by $3.6 million, or 95%, from $3.8 million in the three months ended March 31, 1999 to $7.4 million in the same period in 2000. The increase in sales and marketing expense was primarily due to growth in our global sales and product/program management organizations as well as an increase in marketing programs. The total number of employees in the sales and marketing organization increased from 61 at March 31, 1999 to 102 at March 31, 2000. The decrease in sales and marketing as a percentage of total revenues was primarily due to increased growth in license revenue from existing customers. We expect our sales and marketing expenses will increase in absolute dollars in future periods due to the planned expansion of our international sales and marketing operations.

          Research and Development. Research and development expense consists primarily of salaries and benefits of our engineering and quality assurance organizations, and an allocation of our facilities and depreciation expenses. Research and development expense increased by $2.5 million, or 76%, from $3.3 million in the three months ended March 31, 1999 to $5.8 million in the same period in 2000. The increase in research and development expense was primarily due to an increase in our development organization from 89 employees at March 31, 1999 to 160 employees at March 31, 2000. The decrease in research and development as a percentage of total revenues was primarily due to increased growth in license revenue from existing customers. We believe continued investment in research and development is essential to our future success, and we expect our research and development expenses to increase in absolute dollars in future periods with the growth in demand of unified and wireless messaging products.

          General and Administrative. General and administrative expense consists primarily of salaries and benefits of our finance, human resources and legal services organizations, third party legal, accounting, and other professional services fees, an allocation of our facilities and depreciation expenses and bad debt expense. General and administrative expense increased by $1.4 million, or 88%, from $1.6 million in the three months ended March 31, 1999 to $3.0 million in the same period 2000. The increase in general and administrative expense was primarily related to an increase in our general and administrative organization from 36 employees at March 31, 1999 to 56 employees at March 31, 2000 as well as fees for accounting and legal services and reserves for bad debts. The decrease in general and administrative as a percentage of total revenues was primarily due to increased growth in license revenue from existing customers. We expect general and administrative expenses to decrease as a percentage of total revenues in future periods.

          General and Administrative - Non-Cash Expense. General and administrative non-cash expense consists primarily of charges recorded for the underlying value of warrants issued in conjunction with a Web development, hosting, maintenance and licensing agreement entered into in June 1999 between a contractor and AtMobile.com. The charges recorded for the three months ended March 31, 2000 were $2.1 million. The Company will continue to record related charges based on the underlying value of the warrants as the services are provided and the warrants continue to vest.

          Amortization of Goodwill and Purchased Intangible Assets. In October 1999, the Company completed its acquisition of Telarc, Inc. The acquisition of Telarc was accounted for as a purchase and, accordingly, the purchase price plus costs directly attributable to the completion of the acquisition have been allocated to the fair value of the assets and liabilities acquired. The goodwill and other intangibles are to be amortized on a straight-line basis over their estimated economic useful lives of three to five years. The Company recorded $423,000 of amortization of goodwill and other intangibles related to the acquisition for the quarter ending March 31, 2000.

          Other Income (Expense). Other income (expense) consists primarily of interest income from our cash and short-term investments net of interest associated with our credit facility. Total other income (expense) increased $1.4 million, from an expense of $256,000 in the three months ended March 31, 1999 to income of $1.1 million in the same period in 2000. The increase was primarily related to interest earned on the proceeds of our initial public offering of common stock in June 1999.

          Provision for Income Taxes. Provision for income taxes consists mainly of foreign withholding and income taxes. Provision for income taxes decreased $34,000 from $68,000 in the three months ended March 31, 1999 to $34,000 in the same period in 2000.

          Stock-Based Compensation. We recorded deferred compensation of approximately $770,000 and $1.5 million in 1999 and 1998, respectively, representing the difference between the exercise prices of options granted to employees during 1999 and 1998 and the deemed fair value for accounting purposes of our common stock on the grant dates. We amortized deferred compensation expense of $153,000 during the three months ended March 31, 2000 compared to $104,000 for the same period in 1999. This compensation expense relates to options awarded to individuals in all operating expense categories.

Recent Events

          In April 2000, we completed our acquisition of AtMobile.com, Inc. (AtMobile), a leading wireless Internet application service provider with wireless Instant Messaging technology and Wireless Intelligent Network integration expertise. In connection with the acquisition of AtMobile, we issued or reserved for issuance an aggregate of 3,750,000 shares of Software.com Common Stock in exchange for all of the issued and outstanding common stock of AtMobile, as well as the assumption of all outstanding warrants and options to purchase shares of AtMobile. The acquisition will be accounted for as a pooling of interests. We expect to record related one-time acquisition costs of approximately $10.5 million in the second quarter of 2000.

          In June 2000, we completed our acquisition of bCandid Corporation, a market leader in providing carrier-class discussion server infrastructure software to service providers worldwide. In connection with the acquisition of bCandid, we will issue or reserve for issuance shares of Software.com Common Stock with a value of $70.0 million in exchange for all of the issued and outstanding capital stock of bCandid, as well as the assumption of all outstanding warrants and options to purchase shares of bCandid. The acquisition will be accounted for as a purchase. We will obtain an independent appraisal (using proven valuation procedures and techniques) of the fair value of the assets and liabilities acquired and allocate a portion of the purchase price to goodwill and purchased intangible assets. In addition, a portion of the purchase price may be allocated to purchased in-process research and development (IPR&D) which would be written off in the second quarter of 2000 if such technology was not expected to have alternative future uses.

Comparison of Years Ended December 31, 1999 and 1998

          Software Licenses. Software license revenue increased $9.3 million, or 53%, from $17.5 million in 1998 to $26.8 million in 1999. The increase in software license revenue was primarily due to greater revenue from sales of our InterMail product offerings, somewhat offset by a decrease in sales of our Post.Office product. The largest contributor to software license revenue continues to be our InterMail Mx product offering, which grew 56% in 1999 over 1998. The increase in InterMail Mx revenue was primarily a result of increased growth from existing and new customers and to a lesser extent large migrations of mailboxes from other existing platforms of new customers.

          Our InterMail Kx product was introduced in March of 1999 and overlaps to some extent with our Post.Office product. Both products are targeted at small and medium size service providers worldwide. Combined revenues from Post.Office and InterMail Kx resulted in a 57% increase from 1998 to 1999, however revenues from Post.Office decreased 27% from 1998 to 1999. We expect revenues from Post.Office to continue to decrease as sales of our InterMail Kx product offering increase.

          The decrease in software license revenue as a percentage of total revenues was primarily related to an increase in support and maintenance from ongoing and new contracts, and increase in professional services engagements contributed from our AtMobile acquisition and to a lesser extent a decrease in migrations of mailboxes from new customers from 1998 to 1999. In 1999 we had seven migrations of InterMail Mx customers compared to 13 in 1998.

          Services. Services revenue increased $10.8 million, or 116%, from $9.3 million in 1998 to $20.1 million in 1999. The increase in services revenue for 1999 as compared to 1998 was primarily due to a $5.6 million increase in professional services as the number of professional services increased, coupled with the increased engagements contributed from our AtMobile acquisition, and a $4.9 million increase in support and maintenance contracts as our customer base grew. As a percentage of total revenues, services revenue increased to 43% in 1999 from 35% in 1998. This increase was primarily related to an increased number of professional services engagements associated with new and existing contracts as well as support and maintenance from ongoing and new contracts. In 2000 we expect services revenue as a percentage of total revenues to decrease to some extent as a result of continued growth in license revenue relative to growth in services revenue.

          Cost of Software License Revenue. Cost of software license revenue increased $1.1 million, or 69%, from $1.6 million in 1998 to $2.7 million in 1999. The increase was primarily due to an increase in our documentation department as well as increased investment in product translation for our international markets. Additionally, in 1999 we resold a third party database to eight of our InterMail Mx customers, with the cost of that software included in cost of software license revenue in 1999. In 1998, we resold a third-party database to five of our customers.

          Cost of Services Revenue. Cost of services revenue increased $4.7 million, or 52%, from $9.0 million in 1998 to $13.7 million in 1999. The increase in cost of services was primarily due to an increase in our consulting and support organizations from 54 employees at December 31, 1998 to 83 employees at December 31, 1999 to support our larger customer base. The improvement in gross margin on services revenue from 3% for 1998 to 32% in 1999 was substantially attributable to improved margins on our professional service engagements as contributed from our AtMobile acquisition.

          Sales and Marketing. Sales and marketing expense increased by $7.4 million, or 60%, from $12.3 million in 1998 to $19.7 million in 1999. The increase in sales and marketing expense was primarily due to an increase in sales commissions commensurate with the increase in revenues as well as growth in our global sales organization. The total number of employees in the sales and marketing organization increased from 64 at December 31, 1998 to 83 at December 31, 1999. We expect our sales and marketing expenses will increase in absolute dollars in future periods due to the planned expansion of our international sales and marketing operations.

          Research and Development. Research and development expense increased by $3.8 million, or 31%, from $12.1 million in 1998 to $15.9 million in 1999. The increase in research and development expense was primarily due to an increase in our development organization from 93 employees at December 31, 1998 to 122 employees at December 31, 1999. We believe continued investment in research and development is essential to our future success, and we expect our research and development expenses to increase in absolute dollars in future periods with the growth in demand of unified and wireless messaging products.

          General and Administrative. General and administrative expense increased by $2.2 million, or 37%, from $5.9 million in 1998 to $8.1 million in 1999. The increase in general and administrative expense for 1999 was primarily related to fees for accounting and legal services, increased reserves for bad debts, and an increase in our general and administrative organization from 34 employees at December 31, 1998 to 45 employees at December 31, 1999. We expect general and administrative expenses to decrease as a percentage of total revenues in future periods.

          General and Administrative - Non-Cash Expense. Charges of $125,000 were recorded for the year ended December 31, 1999. The Company will continue to record related charges based on the underlying value of the warrants as the services are provided and the warrants continue to vest.

         Acquisition costs. In April, 1999, Software.com completed the acquisition of Mobility.Net, Inc. which offers products for Web messaging using a Java-based technology platform that complement our product offerings. We issued 1,579,000 shares of our common stock in exchange for all of the outstanding shares of Mobility.Net. The acquisition was accounted for as a pooling-of-interests. Accordingly, the financial information presented reflects the combined financial position and operations of Software.com and Mobility.Net for all dates and periods presented.

         In October, 1999, we acquired Telarc, Inc., which provides carrier-scale Short Messaging Service (SMS) technologies that complement our product offerings. In exchange for all of the issued and outstanding stock of Telarc, we issued 212,000 shares of Software.com Common Stock and $1.5 million in cash. The acquisition of Telarc was accounted for as a purchase and, accordingly, the acquired assets and liabilities were recorded at their estimated fair values at the date of acquisition. Telarc's operating results have been included in our consolidated financial statements results from the acquisition date of October 20, 1999. The purchase price plus costs directly attributable to the completion of the acquisition have been allocated to the assets and liabilities acquired based on their approximate fair market value. A significant portion of the purchase price was identified as intangible assets in an independent appraisal using proven valuation procedures and techniques. The appraisal of the acquired business included $3.2 million of purchased in-process research and development (IPR&D). This acquired technology had not yet reached technological feasibility and had no alternative future uses. Accordingly, it was written off at the time of the acquisition. The remainder of the purchase price was allocated as follows: $263,000 to net intangible assets, $5.7 million to developed technology, $125,000 to assembled workforce and other intangibles and $2.3 million to goodwill. Goodwill and identified intangibles are being amortized on a straight-line basis over their estimated economic useful lives of three to five years.

          On the date of its acquisition, Telarc's technology was classified between core or developed technology and IPR&D. Three principal Telarc products were identified and their reliance on the developed technology and IPR&D was determined. IPR&D was further analyzed to determine: (1) the estimated time required to complete the development, (2) the estimated cost to complete and (3) the complexity involved in overcoming technological obstacles that must be resolved during development. The completion of in-process development at the time of the acquisition ranged from 50% to 86%. Management estimates the cost to complete the development effort to be approximately $1.8 million as of December 31, 1999 and the release of the products incorporating these technologies to occur during the fourth quarter of 2000.

          These IPR&D valuations represent the five year after-tax cash flow of this technology using a discounted rate of 40%. In valuing the developed technology and IPR&D, the initial focus was on the revenue contribution generated by each of the products. Revenue estimates were based on the following: (1) aggregate revenue growth rates for the business as a whole, (2) individual product revenues, (3) growth rates for related products, (4) anticipated product development and introduction schedules, (5) product sales cycles and (6) the estimated useful life of a product's underlying technology. The aggregate product revenue amounts were estimated and segregated between the developed technology and IPR&D. Operating expenses were deducted from the revenue estimates to arrive at operating income. Operating expenses include cost of revenue, selling and marketing, and general and administrative expenses but no non-cash charges such as depreciation and amortization. Certain adjustments were made to operating income to derive the after-tax cash flow. These adjustments included the calculation of an applicable tax expense and an appropriate charge for the use of contributory assets necessary to generate revenue and operating income associated with the subject intangible assets.

          We believe that we are positioned to complete development of the Telarc technology and products, however there is a risk that we may not be able to complete these projects within the estimated timeframe or cost budget. Furthermore, there is no assurance that any product will meet with either technological or commercial success. See "Risk Factors" for further information.

          Legal Matter. The Company was involved in a contract dispute with a third party technology partner under a 1996 licensing agreement. The dispute related to a minimum royalty obligation of $1,000,000 purportedly owed by the Company to the third party. In 1997, the Company accrued $1,000,000 for its potential exposure under the claim. In February 1999, the parties entered into an agreement to settle all outstanding claims. The Company paid the third party $400,000, and as a result the related accrual was reduced to $600,000 at December 31, 1998 to reflect the complete resolution of this matter.

          Other Income (Expense). Other income (expense) consists primarily of interest income from our cash and short-term investments net of interest associated with our credit facility. Total other income (expense) increased $1.6 million, from an expense of $536,000 for 1998 to income of $1.0 million in 1999. The increase was primarily related to interest earned on the proceeds of our initial public offering of common stock in June of 1999.

          Provision for Income Taxes. Provision for income taxes consists mainly of foreign withholding and income taxes. Provision for income taxes decreased $234,000 from $446,000 in 1998 to $212,000 in 1999. The decrease was primarily related to the completion of a large professional services engagement in Canada in 1998 that resulted in withholding and income taxes during that period.

          As of December 31, 1999, we had federal and state net operating loss carryforwards of approximately $40.9 million and $11.1 million, respectively. The net operating loss and credit carryforwards will expire at various dates beginning in 2011 through 2019 for federal and 2002 to 2004 for state, if not utilized. On December 31, 1999, we also had federal and state research and development tax credit carryforwards of approximately $613,000 and $188,000, expiring in 2011 to 2014. We also have a foreign tax credit of approximately $484,000, which will expire in 2003. As a result of changes in our equity ownership resulting from our convertible preferred stock financings and this offering, utilization of the net operating losses and tax credits may be subject to substantial annual limitations. This is due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The annual limitation may result in the expiration of net operating losses and tax credits before utilization. See Note 6 of Notes to Consolidated Financial Statements.

          Stock-based Compensation. We recorded deferred compensation of approximately $1.5 million and $770,000 in 1998 and 1999, respectively, representing the difference between the exercise prices of options granted to employees during 1998 and 1999 and the deemed fair value for accounting purposes of our common stock on the grant dates. We amortized deferred compensation expense of $544,000 during 1999. This compensation expense relates to options awarded to individuals in all operating expense categories. Total deferred compensation at December 31, 1999 of $1.67 million is being amortized over the vesting periods of the options. The amortization of deferred compensation recorded will approximate $600,000, $521,000, $480,000, and $47,000 for the years 2000, 2001, 2002 and 2003.

Comparison of Years Ended December 31, 1998 and 1997

          Software Licenses. Software licenses revenue increased $9.6 million, or 122%, from $7.9 million in 1997 to $17.5 million in 1998. The increase in software license revenue was primarily due to an increase in the number of service providers worldwide using InterMail Mx for their consumer email offering. Software license revenue from InterMail Mx increased 291% from 1997 to 1998. In addition, software license revenue from Post.Office increased 36% from 1997 to 1998 as we continued to expand sales of Post.Office into the small to medium size service provider market. During 1998, we received $619,000 of software license revenue from the resale of a third party database to our InterMail Mx customers as compared to $94,000 during 1997.

          Services. Services revenue increased $6.3 million, or 210%, from $3.0 million in 1997 to $9.3 million in 1998. As a percentage of total revenues, services revenue increased from 27% in 1997 to 35% in 1998. The increase in services revenue was substantially due to an increase in professional services revenue from 1997 to 1998 as the number of consulting projects increased, including a large InterMail Mx installation for which we recognized $2.4 million in services revenue. In addition, in 1998 there were an increased number of professional services engagements contributed through the acquisition of AtMobile.

          In addition, support and maintenance revenue increased 116% from 1997 to 1998 as our customer base grew. The increase in services revenue as a percentage of total revenues was primarily due to the recognition of services revenue from this large InterMail Mx installation.

          Cost of Software License Revenue. Cost of software license revenue increased by $879,000, or 128%, from $689,000 in 1997 to $1.6 million in 1998. This increase was primarily due to a $433,000 increase resulting from the resale of third party software used in conjunction with our InterMail Mx product and, to a lesser extent, a $317,000 increase due to growth in the number of employees in our documentation department.

          Cost of Services Revenue. Cost of services revenue increased by $6.3 million, or 233%, from $2.7 million in 1997 to $9.0 million in 1998. Cost of services during this period increased commensurate with the increase in the number of professional services deployments.

          Sales and Marketing. Sales and marketing expense increased by $3.5 million, or 40%, from $8.8 million in 1997 to $12.3 million in 1998. Substantially all of this increase was due to significant expansion in our global direct sales organization, primarily in North America. The total number of employees in the sales and marketing organization increased from 42 at the end of 1997 to 64 at the end of 1998. The decrease in sales and marketing expense as a percentage of total revenues from 81% in 1997 to 46% in 1998 was primarily due to the recognition of InterMail Mx software licenses revenue from contracts signed in 1997.

          Research and Development. Research and development expense increased by $5.4 million, or 81%, from $6.7 million in 1997 to $12.1 million in 1998. The increase in research and development expense was primarily due to costs associated with the development and testing of our new InterMail Kx product package, which was introduced in March 1999, and, to a lesser extent, the cost of porting our InterMail messaging technology to the Hewlett-Packard and IBM Unix platforms. The decrease in research and development as a percentage of total revenues from 61% in 1997 to 45% in 1998 was primarily due to an increase in software licenses revenue from products developed in previous periods.

          General and Administrative. General and administrative expense increased by $2.4 million, or 69%, from $3.5 million in 1997 to $5.9 million in 1998. The increase in general and administrative expense was due in significant part to increased depreciation related to operations in new facilities as well as a $431,000 increase in the provision for doubtful accounts. The decrease in general and administrative costs as a percentage of total revenues from 32% in 1997 to 22% in 1998 was primarily due to our increase in software license revenue.

          Legal Matter. We accrued in 1997 for an asserted claim related to a minimum royalty obligation of $1 million purportedly owed by us under a licensing agreement with a third party technology partner. In February 1999, we and the third party entered into an agreement to settle all outstanding claims. Under the settlement agreement, we agreed to pay the third party a minimum of $400,000, with a contingent obligation to pay an additional $200,000 if we did not take certain actions prior to December 31, 1999.

          Other Income (Expense). Other income (expense) consists primarily of interest expense associated with our credit facility and interest income on short-term investments. Total other income (expense) increased $808,000, from income of $272,000 for 1997 to expense of $536,000 in 1998. The increase was primarily related to an increase in interest paid for our credit facility. The credit facility was opened in November 1997, resulting in only two months of interest expense for 1997.

          Provision for Income Taxes. For the year ended December 31, 1998, we had a tax provision of $446,000 related to foreign withholding taxes.

Liquidity and Capital Resources

          We have funded our operations primarily through the private placement of equity securities and the initial public offering of shares, and raised net proceeds of approximately $79.8 million in 1999. We have also used a bank line of credit to supplement our cash flow requirements. At December 31, 1999, our principal sources of liquidity included approximately $47.2 million of cash and cash equivalents and $25.7 million of marketable securities. At March 31, 2000, our principal sources of liquidity included approximately $60.2 million of cash and cash equivalents and $30.3 million of marketable securities.

          Net cash provided by operating activities for the three months ended March 31, 2000 was primarily due to increases in deferred revenue of $4.9 million and accounts payable of $2.4 million, primarily offset by an increase in accounts receivable of $6.2 million and our net loss of $2.9 million. Cash used in operating activities for the same period in 1999 was primarily due to our net loss of $3.7 million, partially offset by a decrease in accounts receivable of $964,000. Net cash used in operations for 1999 and 1998 was $12.9 million and $16.7 million, respectively. Cash used in operating activities for 1999 was primarily due to our net loss of $15.7 million and an increase in accounts receivable of $14.5 million, partially offset by an increase in deferred revenue and a write-off of in-process research and development related to the Telarc acquisition of $6.7 million and $3.2 million, respectively. Cash used in operating activities for 1998 was primarily due to our net loss of $14.8 million and an increase in accounts receivable of $7.3 million, partially offset by an increase in depreciation and amortization of $2.1 million.

          Net cash used in investing activities for the three months ended March 31, 2000 was primarily due to purchases (net of maturities) of marketable securities of $4.6 million as well as $3.7 million in the acquisition of property and equipment. Cash provided by investing activities for the same period in 1999 was primarily due to maturities of marketable securities of $496,000, partially offset by $328,000 in the acquisition of property and equipment. Net cash used in investing activities increased $29.0 million from $1.1 million in 1998 to $30.2 million in 1999. The change from 1998 to 1999 was primarily due to the purchase of $30.8 million in short-term investments from the proceeds of our initial public offering in June 1999, partially offset by $5.5 million in maturities of short-term investments. The Company may use cash for additional investments or acquisition related activities in 2000.

          Net cash provided by financing activities for the three months ended March 31, 2000 was primarily due to proceeds of $12.5 million from the issuance of preferred stock of AtMobile.com and $6.2 million in exercises of stock options. Cash provided by financing activities for the same period in 1999 was primarily due to $1.6 million of proceeds from long-term debt and $416,000 in exercises of stock options. Net cash provided by financing activities increased $70.4 million from $13.7 million in 1998 to $84.0 million in 1999. The increase from 1998 to 1999 was primarily due to the net proceeds from the sale of common stock of $69.8 million in June 1999 as part of our initial public offering and $10.0 million of convertible preferred stock (Series D) in April 1999, partially offset by the repayment of our note payable to a bank of $7.6 million. Cash provided by financing activities for 1998 was primarily related to the issuance of preferred stock and proceeds from long-term debt and notes payable to a bank in the amounts of $6.8 million, $3.4 million and $3.0 million, respectively.

          We believe that our existing cash and marketable securities balances together with cash generated from operations will be sufficient to meet our working capital, financing and capital expenditure needs through at least December 31, 2000. We continue to evaluate the potential acquisition of key technology, complementary product lines and other companies. If we decide to proceed with any such acquisitions, they may be financed by a variety of sources, including equity or debt financing.

_____________________________________________________________________________

SCHEDULE II
Software.com, Inc.
VALUATION AND QUALIFYING ACCOUNTS

For the years ended December 31, 1997, 1998 and 1999

		Additions	Deductions
	Balance at Beginning of Period ___________	Charged to Costs and Expenses ___________	Amount Charged to Reserve ___________	Balance at End of Period ___________

Allowance for Doubtful Accounts
December 31, 1997...................	$21,000	$123,000	$30,000	$114,000
December 31, 1998....................	114,000	554,000	187,000	481,000
December 31, 1999....................	481,000	790,000	247,000	1,024,000
March 31, 2000........................	1,024,000	250,000	115,000	1,159,000

______________________________________________________________________________

INDEX TO EXHIBITS

Exhibit Number	Description of Document
23.1	Consent of Ernst & Young LLP, Independent Auditors
27.1	Financial Data Schedule